Exhibit 99.1

BIOTIME, INC.
6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

FOR IMMEDIATE RELEASE
August 15, 2007

BIOTIME ANNOUNCES RESULTS FOR SECOND QUARTER 2007

EMERYVILLE, CA, August 15, 2007 – BioTime, Inc. (OTCBB: BTIM) today announced financial results for the second quarter ended June 30, 2007.  Revenues for the three months ended June 30, 2007 consist primarily of royalties on sales of Hextend® made by Hospira during the period beginning January 1, 2007 and ending March 31, 2007.  Royalty revenues recognized for that three-month period were $163,676, a 64% increase from the $99,957 of royalty revenue during the same period last year, reflecting an increase in sales to hospitals and to the United States Armed Forces.  BioTime recognizes royalty revenues in the quarter in which sales reports are received, rather than the quarter in which the sales took place.

BioTime received royalties of $183,093 from Hospira during July 2007, based on Hextend sales during the three months ended June 30, 2007.  Royalties decreased 27% from royalty revenues of $250,017 received during the same period last year.  The decrease is attributable to a decrease in sales of Hextend to the United States Armed Forces, although this decrease was somewhat offset by an increase in sales to hospitals. This revenue will be reflected in our condensed interim financial statements for the third quarter of 2007.

License revenue increased 9% to $47,065 for the second quarter of 2007, from $43,238 during the same period last year.  Most of the increase in revenue for the quarter consists of license fees received from CJ Corp. and Summit Pharmaceuticals International Corporation during prior accounting periods that were reflected as deferred revenues on BioTime’s balance sheet.  BioTime amortizes those license fees and recognizes them as current revenues over the expected life of the patents related to the applicable license.

BioTime's total quarterly revenue, including both royalty income and revenue recognition of deferred license fees, increased to $210,741 for the second quarter of 2007, from $143,195 for the same period last year.

BioTime reported a net loss of $(344,077), or $(0.02) per basic and diluted share, for the three months ended June 30, 2007, versus a net loss of $(667,844), or $(0.03) per basic and diluted share, for the same period last year.

BioTime, Inc.

Cash and cash equivalents totaled $127,242 at June 30, 2007, compared with $561,017 at December 31, 2006. Total shareholders' deficit was $(2,636,640) at June 30, 2007, compared with total shareholders' deficit of $(1,865,221) at December 31, 2006. At June 30, 2007, BioTime had lines of credit for $573,600, from which $300,000 had been drawn as of that date.  BioTime will need to obtain additional equity capital or licensing fees during 2007 to finance its current operations because its current lines of credit and royalty revenues are not sufficient to fund anticipated operating expenses beyond September 30, 2007.  BioTime has completed a Phase II clinical study in cardiac surgery for PentaLyte®, its pentastarch-based plasma volume expander, and is seeking licensing arrangements for PentaLyte in the United States and abroad.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S.  by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. Information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

-Financial Tables Follow-

BioTime, Inc.

BIOTIME, INC.

CONDENSED BALANCE SHEET
(Unaudited)

ASSETS	June 30, 2007
CURRENT ASSETS
Cash and cash equivalents	$127,242
Accounts receivable	5,915
Prepaid expenses and other current assets	37,131
Total current assets	170,288

EQUIPMENT, net of accumulated depreciation of $584,165	9,386
DEPOSITS AND OTHER ASSETS	20,976
TOTAL ASSETS	$200,650

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$433,287
Lines of credit	306,370
Other current liabilities	324
Current portion of deferred license revenues	189,507
Total current liabilities	929,488

DEFERRED LICENSE REVENUES – less current portion	1,181,135
ROYALTY OBLIGATION	715,195
OTHER LONG TERM LIABILITIES	11,472
Total long-term liabilities	1,907,802

COMMITMENTS

SHAREHOLDERS' DEFICIT:

Preferred shares, no par value, undesignated as to Series, authorized 1,000,000 shares; none issued	─
Common shares, no par value, authorized 50,000,000 shares; issued and outstanding 22,834,374 shares	40,573,598
Contributed capital	93,972
Accumulated deficit	(43,304,210)
Total shareholders' deficit	(2,636,640)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$200,650

BioTime, Inc.

BIOTIME, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

REVENUE:
License fees	$47,065	$43,238	$93,499	$79,040
Royalties from product sales	163,676	99,957	362,940	305,897
Total revenue	210,741	143,195	456,439	384,937

OPERATING EXPENSES:
Research and development	(210,767)	(381,996)	(554,317)	(649,807)
General and administrative	(293,772)	(402,379)	(711,552)	(837,381)
Total operating expenses	(504,539)	(784,375)	(1,265,869)	(1,487,188)

INTEREST INCOME (EXPENSE) AND OTHER	(50,279)	(26,664)	(88,509)	(43,780)

NET LOSS	$(344,077)	$(667,844)	$(897,939)	$(1,146,031)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.02)	$(0.03)	$(0.04)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING - BASIC AND DILUTED	22,828,879	22,561,915	22,788,518	22,501,030

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